EXHIBIT 10.1

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

amended and restated

LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of January 8, 2020, and is entered into by and between CHEMOCENTRYX, INC., a Delaware corporation, and each of its Qualified Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”), and amends and restates in its entirety that certain Loan and Security Agreement between Borrower, Lender and Agent, dated as of December 28, 2017 (as amended by that certain Amendment No. 1 to Loan and Security Agreement dated as of December 13, 2018, and as further amended, waived, or otherwise modified from time to time prior to the date hereof, the “Original Agreement”).

RECITALS

A.Borrower, Lender and Agent previously have entered into that certain Original Agreement, pursuant to which Lender has agreed to extend and make available to Borrower certain advances of money, $20,000,000 (the “Term Loan”) of which is currently outstanding.

B.Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to One Hundred Million Dollars ($100,000,000.00) (the “New Loan”);

C.Lender is willing to extend the New Loan on the terms and conditions set forth in this Agreement.

D.Borrower, Lender and Agent have now agreed to amend and restate the Original Agreement in its entirety, as set forth in this Agreement, without constituting a novation; and

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree that the Original Agreement is hereby amended and restated in its entirety as follows:

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“AAV” means Anti-Neutrophil Cytoplasmic Auto-Antibody Associated Vasculitis.

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit I, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Advance(s)” means, as applicable, a Term Loan Advance or a New Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, or (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Amended and Restated Loan and Security Agreement, as amended from time to time.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Amortization Date” means (i) with respect to the Tranche 1 Term Loan, the Tranche 1 Amortization Date, (ii) with respect to the Tranche 2 Term Loan, the Tranche 2 Amortization Date and (iii) with respect to the New Loan, the New Loan Amortization Date.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti‑Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approval Milestone” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing; and (b) Borrower’s receipt of FDA approval of the NDA for Avacopan for the treatment of AAV, with a labeled indication generally consistent with that sought in Borrower’s NDA filing, subject to verification by Agent (including supporting documentation reasonably requested by Agent).

“Assignee” has the meaning given to it in Section 11.13.

“Avacopan” means an orally-administered complement inhibitor targeting the C5a receptor, being developed for orphan diseases.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all compounds, products, software, service offerings, technical data or technology currently being developed, designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“C3G” means complement 3 glomerulopathy.

“Cash” means all cash, cash equivalents and liquid funds.

“CCX140” means an orally-administered inhibitor of the chemokine receptor known as CCR2.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means December 28, 2017, the date of the Original Agreement.

“Collateral” means the property described in Section 3.

“Common Stock” means the Common Stock, $0.001 par value per share, of the Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of Borrower.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Default” means any event, with the giving of any notice or passage of time, or both, would be an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Account” means any of the following accounts which are designated as such in writing to Agent as of the New Loan Effective Date or, with respect to any account opened after the New Loan Effective Date, in the next Compliance Certificate delivered after such account is opened: (i) accounts used exclusively to maintain cash collateral subject to a Lien described in clause (xiv) of the defined term “Permitted Lien”, (ii) any payroll or benefits account, provided that the aggregate balance of all such accounts shall not exceed the amount of all payroll or related benefit payments required to be made in the two next payroll periods, and (iii) any zero balance account.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“Financial Statements” has the meaning given to it in Section 7.1.

“First Interest Only Extension Conditions” shall mean satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing; and (b) on or before [***], Borrower shall have achieved the Approval Milestone.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States of America, or a Subsidiary organized under the laws of any state within the United States of America that has no material assets other than the equity interests in another Foreign Subsidiary.

“FSGS” means focal segmental glomerulosclerosis.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“HS” means hidradenitis suppurativa.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of any asset of another Person not in the ordinary course of Borrower’s business.

“Joinder Agreements” means for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“License” means any Copyright License, Patent License, Trademark License or other license of Intellectual Property rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Right to Invest Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, any Subordination Agreement (to the extent applicable), and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Market Capitalization” means, for any given date of determination, an amount equal to (a) the closing price of Common Stock as reported for such date of determination (it being understood that a “trading day” shall mean a day on which shares of Common Stock trade on the NASDAQ in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of Common Stock that are issued and outstanding on the date of the determination and listed on the NASDAQ (or, if the primary listing of such Common Stock is on another exchange, on such other exchange). Such determination shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum New Loan Amount” means One Hundred Million and No/100 Dollars ($100,000,000.00).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Maximum Term Loan Amount” means Twenty Million and No/100 Dollars ($20,000,000.00).

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Minimum Cash” has the meaning set forth in Section 7.20(a).

“Minimum Revenue” has the meaning set forth in Section 7.20(b).

“NDA” means submission to the FDA of a new drug application.

“Net Product Revenue” means, for any period of measurement, the aggregate revenue of Borrower and any of its Subsidiaries from  sales (including without limitation, through licensing, collaboration or similar arrangements) of Borrower Products (including royalties) on a consolidated basis as determined in accordance with GAAP for such period.  “Net Product Revenue” does not include any upfront payments, clinical development milestone payments or regulatory milestone payments from a licensing transaction; provided that, for the avoidance of doubt, any payments in connection with the sale of Borrower Products that are comingled or paid along with such upfront, milestone or regulatory payments shall not be excluded.

“New Loan” means the New Loan Advances made under this Agreement.

“New Loan Advance” means a New Loan Tranche A Advance, a New Loan Tranche B Advance, a New Loan Tranche C Advance, a New Loan Tranche D Advance or any New Loan funds advanced under this Agreement.

“New Loan Amortization Date” means September 1, 2022, provided however, if the First Interest Only Extension Conditions are satisfied, then March 1, 2023, and if the Second Interest Only Extension Conditions are satisfied, then March 1, 2024.

“New Loan Cash Interest Rate” means for any day a per annum rate of interest equal to:

(a)(i) the greater of either (x) 8.50% plus the Prime Rate as reported in The Wall Street Journal minus 5.25%, and (y) 8.50%; (ii)  effective the first fiscal quarter following Borrower’s achievement of the Revenue Milestone 1, then the greater of either (x) 8.25% plus the Prime Rate as reported in The Wall Street Journal minus 5.25%, and (y) 8.25%; (iii) effective the first fiscal quarter following Borrower’s achievement of the Revenue Milestone 2, then the greater of either (x) 8.00% plus the Prime Rate as reported in The Wall Street Journal minus 5.25%, and (y) 8.00%; and (iv) effective the first fiscal quarter following Borrower’s achievement of the Revenue Milestone 3, then the greater of either (x) 7.50% plus the Prime Rate as reported in The Wall Street Journal minus 5.25%, and (ii) 7.50%; in each case, less

(b)For any day during a PIK Deferral Period, the New Loan Cash Interest Reduction Level for such PIK Deferral Period as determined in accordance with Section 2A.1(d)(iii).

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“New Loan Cash Interest Rate Reduction Level” has the meaning set forth in Section 2A.1(d)(iii).

“New Loan Commitment” means as to any Lender, the obligation of such Lender, if any, to make a New Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “New Loan Commitment” opposite such Lender’s name on Schedule 1.1B.

“New Loan Effective Date” means January 8, 2020.

“New Loan End of Term Charge” has the meaning set forth in Section 2A.5.

“New Loan Facility Charge” means as follows:  (a) on the New Loan Effective Date, $520,000 (representing one percent (1.0%) of the amount of the New Loan Tranche A and New Loan Tranche B, plus four-tenths percent (0.40%) of the amount of the New Loan Tranche C), (b) upon funding of an initial New Loan Tranche C Advance, $180,000 (representing six-tenths percent (0.60%) of the amount of the New Loan Tranche C), and (c) upon funding of any New Loan Tranche D Advance, one percent (1.0%) of the amount of the New Loan Tranche D.

“New Loan Maturity Date” means February 1, 2024, provided the New Term Loan Maturity Date shall be February 1, 2025 if Borrower achieves the Approval Milestone on or before [***].

“New Loan Prepayment Charge” shall have the meaning assigned to such term in Section 2A.4.

“New Loan PIK Interest” has the meaning set forth in Section 2A.1(d)(ii).

“New Loan PIK Interest Rate” means, for any day a per annum rate of interest equal to (a) during any PIK Deferral Period, the New Loan Cash Interest Rate Reduction Level, multiplied by 1.2, and (b) otherwise, 0.00%. For illustrative purposes, if the New Loan Cash Interest Rate Reduction Level is 0.50%, then the New Loan PIK Interest Rate shall be 0.60% and if the New Loan Cash Interest Rate Reduction Level is 1.50%, then the New Loan PIK Interest Rate shall be 1.80%.

“New Loan Tranche” means any of the New Loan Tranche A, the New Loan Tranche B, the New Loan Tranche C or the New Loan Tranche D.

“New Loan Tranche A” means the initial tranche of the New Loan in the amount of $20,000,000.

“New Loan Tranche A Advance” means any New Loan Tranche A funds advanced under this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“New Loan Tranche B” means the second tranche of the New Loan in the amount of $20,000,000.

“New Loan Tranche B Advance” means any New Loan Tranche B funds advanced under this Agreement.

“New Loan Tranche C” means the third tranche of the New Loan in the amount of $30,000,000.

“New Loan Tranche C Advance” means any New Loan Tranche C funds advanced under this Agreement.

“New Loan Tranche D” means the fourth tranche of the New Loan in the amount of $30,000,000.

“New Loan Tranche D Advance” means any New Loan Tranche D funds advanced under this Agreement.

“New Note” means a Promissory Note in substantially the form of Exhibit B-1.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between Hercules Capital, Inc. and ChemoCentryx, Inc. dated as of May 9, 2016.

“Note(s)” means a Term Note or a New Note, as applicable.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Original Agreement” has the meaning given to it in the preamble to this Agreement.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Performance Milestone” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing, (b) Borrower has achieved the Approval Milestone and (c) Borrower [***].

“Permitted Acquisition” means any acquisition (including without limitation by way of merger) by Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:

(a)such acquisition is of a business or Person engaged in a line of business related to that of the Borrower or its Subsidiaries;

(b)if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and the Borrower shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with the Borrower being the surviving entity);

(c)if such acquisition is structured as the acquisition of assets, such assets shall be acquired by Borrower, and shall be free and clear of Liens other than Permitted Liens;

(d)both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing; and

(e)(i) if such acquisition is located entirely within the United States of America, then the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including any contingent or deferred acquisition consideration, and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not exceed $40,000,000, with a $10,000,000 cap on cash consideration paid for any single acquisition or group of acquisitions, in any fiscal year; and (ii) if such acquisition is located outside of the United States of America, then the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including any contingent or deferred acquisition consideration, and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not exceed $10,000,000, with a $5,000,000 cap on cash consideration paid for any single acquisition or group of acquisitions, in any fiscal year.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of any Permitted Convertible Debt.

“Permitted Convertible Debt” means Indebtedness that is convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of Borrower (or other securities or property following a merger event or other change of the common stock of Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that such Indebtedness shall (a) not require any scheduled amortization or otherwise required payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the New Loan Maturity Date, (b) be unsecured, (c) not be guaranteed by any Subsidiary of Borrower that is not also a Loan Party, and (d) be Indebtedness of Borrower and not any Subsidiary thereof.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the New Loan Effective Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $3,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment or software or other intellectual property financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment or is secured by a Permitted Lien; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $10,000,000 at any time outstanding, (viii) Indebtedness consisting of financing of insurance premiums incurred in the ordinary course of business not to exceed at any time the amount of such insurance premiums; (ix) Indebtedness pursuant to interest rate swap, cap, collar or similar arrangements in an amount not to exceed $2,000,000; (x) Permitted Convertible Debt in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding; (xi) other unsecured Indebtedness in an amount not to exceed $2,000,000 at any time outstanding; (xii) intercompany Indebtedness in connection with Permitted Investments; (xiii) any committed obligations under any contract research, contract manufacturing or similar payment agreements in the ordinary course of Borrower’s business; and (xiv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Permitted Investment” means: (i) Investments existing on the New Loan Effective Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein or made pursuant to the Investment Policy Guidelines of the Borrower, dated May 2014, and amendments thereto as approved by Borrower’s Board of Directors and by Agent and Lender in their discretion, and (d) money market accounts; (iii) repurchases of stock (A) solely to cover the tax obligations of the applicable Person in a combined aggregate amount not to exceed $20,000,000 in any fiscal year, and (B) from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in a combined aggregate amount not to exceed $3,000,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers or Permitted Indebtedness; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in (A) Borrowers and (B) newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and executes such other documents as shall be reasonably requested by Agent; (x) Investments in Foreign Subsidiaries  of up to $4,000,000 per year in the aggregate or as approved in advance in writing by Agent; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support as permitted hereunder, provided that any cash Investments by Borrower do not exceed $2,000,000 in the aggregate in any fiscal year; (xii) Investments in Permitted Acquisitions; (xiii) Borrower’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms; and (xiv) additional Investments that do not exceed $4,000,000 in the aggregate.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the New Loan Effective Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms or securities intermediaries to cover customary fees, similar expenses and charges but not with respect to obligations in connection with the purchase or sale of margin securities; (xiii) easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $15,000,000 at any time; (xv) Liens in connection with Permitted Transfers; and (xvi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States of America in the ordinary course of business, including, without limitation, the licensing arrangements between Borrower and Vifor (International) Ltd. or its Affiliate as in effect on the New Loan Effective Date, (iii) global exclusive licenses (A) that could not result in a legal transfer of title of the licensed property, (B) whose licensor is Borrower or a Qualified Subsidiary that has signed a Joinder Agreement or is otherwise bound as an obligor under this Agreement and all license fees and related Rights to Payment are payable to such licensor, and (C) that provide the licensor thereunder with at least $10,000,000 in net upfront payments, (iv) royalty monetization transactions in the ordinary course of business subject to terms substantially similar to the global exclusive licenses permitted pursuant to clause (iii) above; (v) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (vi) transfers of Cash in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (vii) other transfers of assets, other than Intellectual Property, having a fair market value of not more than $4,000,000 in the aggregate in any fiscal year.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by Borrower substantially concurrently with any purchase by Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“PIK Deferral Period” has the meaning set forth in Section 2A.1(d)(iii).

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s Common Stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Qualified Subsidiary” means any direct or indirect Domestic Subsidiary other than any such entity that qualifies as a Foreign Subsidiary, and any Foreign Subsidiary that enters into a Joinder Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Redemption Conditions” means, with respect to any redemption by Borrower of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no Default or Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption, Borrower’s Unrestricted Cash shall be no less than 150% of the outstanding Secured Obligations.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.

“Revenue Milestone 1” means Borrower achieves cumulative Net Product Revenue on or after the New Loan Effective Date of at least $100,000,000, subject to verification by Agent (including supporting documentation reasonably requested by Agent).

“Revenue Milestone 2” means Borrower achieves cumulative Net Product Revenue on or after the New Loan Effective Date of at least $250,000,000, subject to verification by Agent (including supporting documentation reasonably requested by Agent).

“Revenue Milestone 3” means Borrower achieves cumulative Net Product Revenue on or after the New Loan Effective Date of at least $400,000,000, subject to verification by Agent (including supporting documentation reasonably requested by Agent).

“Right to Invest Agreement” means that certain right to invest agreement, dated as of the date hereof, by and between Lender and Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Rights to Payment” has the meaning given to it in Section 3.1.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SBA” shall have the meaning assigned to such term in Section 7.15.

“SBA Funding Date” means each date on which a Lender which is an SBIC funds any portion of the Term Loan requested by Borrower.

“SBIC” shall have the meaning assigned to such term in Section 7.15.

“SBIC Act” shall have the meaning assigned to such term in Section 7.15.

“SEC” means the Securities and Exchange Commission.

“Second Interest Only Extension Conditions” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing, (b) Borrower shall have achieved the First Interest Only Extension Conditions, and (c) Borrower’s compliance, at all times (pursuant to the terms hereof), with the provisions of Section 7.20 through and including January 31, 2023.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Securities Act” means the Securities Act of 1933, as amended.

“Submission Milestone” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing, and (b) the FDA’s acceptance for the filing of the NDA submitted by Borrower for Avacopan for the treatment of AAV.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a Subordination Agreement in form and substance satisfactory to Agent in its sole discretion.

“Subordination Agreement” means any written subordination agreement among Borrower, Agent the subordinating creditor thereunder regarding specific Subordinated Indebtedness, as applicable.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 8.05% plus the prime rate as reported in The Wall Street Journal minus 4.75%, and (ii) 8.05%.

“Term Loan Maturity Date” means (i) with respect to the Tranche 1 Term Loan, the Tranche 1 Maturity Date, and (ii) with respect to the Tranche 2 Term Loan, the Tranche 2 Maturity Date.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche” means either of the Tranche 1 Term Loan or Tranche 2 Term Loan.

“Tranche 1 Amortization Date” means July 1, 2021.

“Tranche 1 Maturity Date” means December 1, 2022.

“Tranche 1 Term Loan” means the initial tranche of the Term Loan of up to $15,000,000.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Tranche 2 Amortization Date” means July 1, 2021.

“Tranche 2 Maturity Date” means December 1, 2022.

“Tranche 2 Milestone” means (a) no Event of Default shall have occurred and be continuing; and (b) Borrower’s initiation of a clinical end point trial for at least two of the three following additional indications: (i) aHUS, (ii) c3G for avacopan, and (iii) FSGS for CCX140, in each case subject to verification by Agent in its reasonable discretion.

“Tranche 2 Term Loan” means the second tranche of the Term Loan in the amount of up to $10,000,000.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means Cash held by Borrower subject to an Account Control Agreement.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 2.  THE TERM LOAN

2.1[Reserved.]

2.2Term Loan.

(a)Advances.

(i)Tranche 1 Term Loan Advance.  Subject to the terms and conditions of this Agreement, Lender severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, an initial Tranche 1 Term Loan Advance of $5,000,000 on the Closing Date. Beginning on the Closing Date and continuing through June 15, 2018, Borrower may request additional Tranche 1 Term Loan Advances in an aggregate amount up to $10,000,000 in minimum increments of $1,000,000.  The aggregate outstanding Tranche 1 Term Loan Advances may not exceed $15,000,000.

(ii)Tranche 2 Term Loan Advance.  Subject to the terms and conditions of this Agreement, beginning on the date the Tranche 2 Milestone is satisfied, and continuing through December 15, 2018, Borrower may request Tranche 2 Term Loan Advances in an aggregate amount of $10,000,000 in minimum increments of $1,000,000.  The aggregate outstanding Tranche 2 Term Loan Advance may not exceed $10,000,000.

Subject to the terms above, the aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount.  For the avoidance of doubt, $15,000,000 of the Tranche 1 Term Loan and $5,000,000 of the Tranche 2 Term Loan are outstanding as of the New Loan Effective Date.

(b)Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date other than the Closing Date, which shall be at least one (1) Business Day) to Agent.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)Interest.  The principal balance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the U.S. prime rate as reported in The Wall Street Journal changes from time to time.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)Payment.  Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date.  Borrower shall repay the aggregate Tranche principal balance that is outstanding on the day immediately preceding the applicable Amortization Date of such Tranche, in equal monthly installments of principal and interest (mortgage style) beginning on such Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) with respect to such Tranche are repaid.  The entire Tranche principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date applicable to such Tranche.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each Term Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement; provided that, with respect to clause (i) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Lender or Agent informs Borrower that Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lender or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or Lender, Borrower shall pay to Lender such amount in full in immediately available funds within three (3) Business Days.

2.3Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4Default Interest.  In the event any payment is not paid on the scheduled payment date, other than due to a failure of any ACH debit due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay, an amount equal to four percent (4%) of the past due amount shall be payable on demand at Agent’s election. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c), plus four percent (4%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5Prepayment.  At its option, Borrower may at any time prepay all or a portion of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the funding date of the initial Advance (in the case of the Tranche 1 Term Loan) or the Advance (in the case of the Tranche 2 Term Loan) under the applicable Tranche, 2.00%; after twelve (12) months but prior to twenty four (24) months following the funding date of the initial Advance (in the case of the Tranche 1 Term Loan) or the Advance (in the case of the Tranche 2 Term Loan) under the applicable Tranche, 1.50%; and thereafter 1.0% (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender (in its sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6End of Term Charge.  On the earliest to occur of (i) the applicable Term Loan Maturity Date, (ii) the date that Borrower prepays all the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender, in the case of each of the Tranche 2 Term Loan, a charge equal to 6.25% of the aggregate amount of the Term Loan Advance applicable to such Tranche; and with respect to the Tranche 1 Term Loan only, a charge equal to the greater of (x) 6.25% of the aggregate amount of Tranche 1 Term Loan Advances and (y) 6.25% of the aggregate amount of Tranche 1 Term Loan Advances plus 50% of the unfunded portion of the Tranche 1 Term Loan.  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Term Loans.

2.8Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.9Taxes; Increased Costs.  Borrower, Agent and Lenders each hereby agree to the terms and conditions set forth on Addendum 2 attached hereto.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 2A.  THE NEW LOAN

2A.1New Loan.

(a)Advances.

(i)New Loan Tranche A Advance.  Subject to the terms and conditions of this Agreement, Borrower may request, and if requested, Lender shall severally (and not jointly) make in an amount not to exceed its respective New Loan Commitment, New Loan Tranche A Advances in an aggregate principal amount up to $20,000,000 in minimum increments of $1,000,000 beginning on the New Loan Effective Date through December 15, 2020, provided, however, that on or before March 15, 2020, Borrower shall request and Lender will make a New Loan Tranche A Advance of at least $5,000,000.  The aggregate outstanding New Loan Tranche A Advances may not exceed $20,000,000.

(ii)New Loan Tranche B Advance.  Subject to the terms and conditions of this Agreement and Borrower’s satisfaction of the Submission Milestone, beginning on the New Loan Effective Date, and continuing through December 15, 2020, Borrower may request, and if requested, Lender shall make New Loan Tranche B Advances in an aggregate principal amount up to $20,000,000 in minimum increments of $1,000,000.  The aggregate outstanding New Loan Tranche B Advances may not exceed $20,000,000.

(iii)New Loan Tranche C Advance.  Subject to the terms and conditions of this Agreement and Borrower’s satisfaction of the Performance Milestone, beginning on January 1, 2021, and continuing through December 15, 2021, Borrower may request, and if requested, Lender shall make New Loan Tranche C Advances in an aggregate principal amount up to $30,000,000 in minimum increments of $1,000,000.  The aggregate outstanding New Loan Tranche C Advances may not exceed $30,000,000.

(iv)New Loan Tranche D Advance.  Subject to the terms and conditions of this Agreement and conditioned on approval by Agent’s investment committee in its sole and unfettered discretion based on Avacopan commercial performance, on or before December 15, 2022, Borrower may request, and if requested, Lender shall make New Loan Tranche D Advances in an aggregate principal amount up to $30,000,000 in minimum increments of $1,000,000.  The aggregate outstanding New Loan Tranche D Advances may not exceed $30,000,000.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)Each New Loan Tranche is available independently in accordance with the terms set forth in Section 2A.1(a), regardless of drawdown of other New Loan Tranches, but the aggregate outstanding principal amount of New Loan Advances (other than any New Loan PIK Interest which has been compounded and added to the principal outstanding) shall not exceed the Maximum New Loan Amount.

(c)New Loan Advance Request.  To obtain a New Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date other than the New Loan Effective Date, which shall be at least one (1) Business Day) to Agent.  Lender shall fund the New Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such New Loan Advance is satisfied as of the requested Advance Date.

(d)Interest.

(i)New Loan Cash Interest Rate. Subject to Borrower’s right to reduce the New Loan Cash Interest Rate during any PIK Deferral Period, the outstanding principal balance (including, for the avoidance of doubt, the amount of accrued and unpaid New Loan PIK Interest added to principal pursuant to Section 2A.1(d)(iii)) of each New Loan Advance shall bear interest thereon from the applicable Advance Date for such New Loan Advance (or, with respect to any principal constituting New Loan PIK Interest, the date on which such New Loan PIK Interest is added to principal, as applicable) at the New Loan Cash Interest Rate (as may be adjusted from time to time in accordance with the definition thereof) based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The New Loan Cash Interest Rate will float and be determined as of each day in accordance with the definition thereof.

(ii)New Loan PIK Interest Rate. In addition to interest accrued pursuant to clause (d)(i) of this Section 2A.1, during any PIK Deferral Period, the outstanding principal balance (including, for the avoidance of doubt, the amount of accrued and unpaid New Loan PIK Interest added to principal pursuant to Section 2A.1(d)(iii)) of each New Loan Advance shall bear interest thereon from the applicable Advance Date for such New Loan Advance (or, with respect to any principal constituting New Loan PIK Interest, the date on which such New Loan PIK Interest is added to principal, as applicable) at the New Loan PIK Interest Rate, based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed (such interest, the “New Loan PIK Interest”). On each date on which interest is to be paid as provided in the first sentence of Section 2A.1(d)(iii), the amount of accrued and unpaid New Loan PIK Interest with respect to each New Loan Advance shall, in lieu of payment thereof in cash, be capitalized and added to the outstanding principal balance of such New Loan Advance so as to increase the outstanding principal balance of such New Loan Advance, which principal amount shall be payable when the principal amount of the applicable New Loan Advance is payable in accordance with Section 2A.1(e).

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)Borrower may elect, from and after the New Loan Effective Date, from time to time, to reduce the then current New Loan Cash Interest Rate applicable to all New Loan Advances by up to one and one-half of one percent (1.50%) per annum (the level of such rate reduction so elected by the Borrower with respect to any period, the “New Loan Cash Interest Rate Reduction Level”) for any period (any period during which such reduction applies, a “PIK Deferral Period”), provided that (w) each PIK Deferral Period shall commence on the first calendar day of a month and terminate on the last calendar day of such month, (x) written notice of the commencement of a PIK Deferral Period shall be delivered to Agent no later than five (5) Business Days prior to the commencement thereof (or if later, on or prior to an Advance Date occurring on or prior to the commencement thereof), (y) each PIK Deferral Period shall be in effect for not less than three (3) consecutive calendar months and shall terminate on the last calendar day of the month specified in the written notice referred to in the foregoing clause (x), subject to adjustment as provided in the penultimate sentence of this clause (iii) and (z) upon expiration of any PIK Deferral Period, the New Loan Cash Interest Rate Reduction Level shall cease to apply to any New Loan Advance until such time as another PIK Deferral Period is in effect in accordance with this clause (iii). Subject to the foregoing clauses (w) and (y), the Borrower may terminate or extend any PIK Deferral Period by written notice delivered to Agent not less than five (5) Business Days prior to any scheduled termination date of a PIK Deferral Period. Not more than once in any three (3) consecutive calendar months, the Borrower may, by written notice to Agent at least five (5) Business Days prior to the first calendar day of any month, increase or decrease (to an amount not less than zero and not greater than 1.50% per annum) the New Loan Cash Interest Rate Reduction Level to be applicable during any PIK Deferral Period, from and after the first day of such month.

(e)Payment. Borrower will pay interest on each New Loan Advance on the first (1st) day of each month, beginning the month after the applicable Advance Date for such New Loan Advance; provided that interest accruing at the New Loan PIK Interest Rate shall not be paid in cash and shall instead be added to the principal of the New Loan Advance on such date. Commencing with the New Loan Amortization Date, and continuing on the first Business Day of each month until the New Loan Maturity Date Borrower shall repay the aggregate New Loan Advances (including any unpaid New Loan PIK Interest added thereto pursuant to Section 2A.1(d)(ii)), that is outstanding on the day immediately preceding the New Loan Amortization Date, in equal monthly installments of principal and interest (mortgage style), and with such payment being in an amount sufficient to fully amortize the outstanding New Loan principal balance; provided that if the New Loan Cash Interest Rate is adjusted in accordance with its terms, or the New Loan Amortization Date or the New Loan Maturity Date is extended, or a PIK Deferral Period becomes effective, the amount of each subsequent monthly installment shall be recalculated so that the remaining payments shall be equal monthly installments of

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

principal and interest (mortgage style) and with such payment being in an amount sufficient to fully amortize the outstanding New Loan principal balance beginning on the first Business Day of the month following such recalculation and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid in full. The entire New Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on New Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each New Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement; provided that, with respect to clause (i) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Lender or Agent informs Borrower that Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Lender such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lender or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lender or Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or Lender, Borrower shall pay to Lender such amount in full in immediately available funds within three (3) Business Days.

2A.2Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the Maximum Rate. If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2A.3Default Interest.  In the event any payment is not paid on the scheduled payment date, other than due to a failure of any ACH debit due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay, an amount equal to three percent (3%) of the past due amount shall be payable on demand at Agent’s election.  Upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2A.1(d), plus three percent (3%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2A.1(d) or Section 2A.3, as applicable.

2A.4New Loan Prepayment.  At its option, Borrower may at any time prepay all or a portion of the outstanding New Loan Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the New Loan Advance amount (which Advance amount shall include, for the avoidance of doubt, any principal that has been added to the principal balance of such Advance pursuant to Section 2A.1(d)(ii)) being prepaid: if such New Loan Advance amounts are prepaid in any of the first twelve (12) months following the New Loan Effective Date, 2.0%; after twelve (12) months but prior to twenty four (24) months following the New Loan Effective Date, 1.50%; after twenty-four (24) months following the New Loan Effective Date and thereafter, 1.0% (each, a “New Loan Prepayment Charge”). Borrower agrees that any New Loan Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the New Loan Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and any New Loan Prepayment Charge upon the occurrence of a Change in Control. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion.  Notwithstanding the foregoing, Agent and Lender agree to waive the New Loan Prepayment Charge if Agent and Lender (in its sole and absolute discretion) agree in writing to refinance the New Loan Advances prior to the New Loan Maturity Date.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2A.5New Loan End of Term Charge.  On the earliest to occur of (i) the New Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that all the Secured Obligations become due and payable, by acceleration (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law) or otherwise, Borrower shall pay Lender a charge equal to 7.15% of the aggregate principal amount of New Loan Advances funded under this Agreement (excluding, for the avoidance of doubt, any New Loan PIK Interest) (the “New Loan End of Term Charge”). Notwithstanding the required payment date of such charge, the applicable pro rata portion of the New Loan End of Term Charge shall be deemed earned by Lender as of each date a New Loan Advance is made .

2A.6Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s New Loans.

2A.7Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the New Loans shall be made pro rata according to the New Loan Commitments of the relevant Lender.

2A.8Treatment of New Loan Prepayment Charge and New Loan End of Term Charge.  Borrower agrees that any New Loan Prepayment Charge and any New Loan End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing, existing as of the New Loan Effective Date. Any New Loan Prepayment Charge and any New Loan End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing New Loan Prepayment Charge and New Loan End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each New Loan Prepayment Charge and New Loan End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each New Loan Prepayment Charge and New Loan End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay any New Loan Prepayment Charge and any New Loan End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of any New Loan Prepayment Charge and any New Loan End of Term Charge to the Lenders as herein described was on the New Loan Effective Date and continues to be a material inducement to the Lenders to provide the New Loans.

2A.9Taxes; Increased Costs.  Borrower, Agent and Lenders each hereby agree to the terms and conditions set forth on Addendum 2 attached hereto.

SECTION 3.  SECURITY INTEREST

3.1As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property (other than Intellectual Property) of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.  Notwithstanding anything to the contrary herein and for the avoidance of doubt, no Intellectual Property licensed pursuant to a Permitted Transfer shall be included in the Collateral or subject to this Section 3.1.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned directly by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (c) Excluded Accounts, (d) any property that the granting of a security interest therein is contrary to applicable law, and (e) any assets of a Foreign Subsidiary so long as such Foreign Subsidiary is not a Qualified Subsidiary.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1Initial Advance.  On or prior to the New Loan Effective Date, Borrower shall have delivered to Agent the following:

(a)executed copies of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)certified copy of resolutions of Borrower’s board of directors evidencing approval of (the Loan and other transactions evidenced by the Loan Documents;

(c)certified copies of the Certificate of Incorporation and the Bylaws, as amended through the New Loan Effective Date, of Borrower;

(d)a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(e)payment of the New Loan Facility Charge due on the New Loan Effective Date and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f)all certificates of insurance and copies of each insurance policy required hereunder; and

(g)such other documents as Agent may reasonably request.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2All Advances.  On each Advance Date:

(a)Agent shall have received (i) an Advance Request for the relevant Advance as required by 2.2(b) or Section 2A.1(c), as applicable, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, (ii) any other documents Agent may reasonably request and (iii) payment of the applicable New Loan Facility Charge for such Advance.

(b)The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3No Default.  As of the New Loan Effective Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1Corporate Status.  Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the New Loan Effective Date.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2Collateral.  Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, in each case, in any manner that is reasonably expected to result in a Material Adverse Effect and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5Actions Before Governmental Authorities.  There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6Laws.  Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other agreement to which it is a party or by which it is bound that is reasonably expected to result in a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance except where such use would not have a Material Adverse Effect and other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower or any of its Subsidiaries, is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of Borrower or any of its Subsidiaries, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.  None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the New Loan Effective Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.8Tax Matters.  Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all material federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved (in accordance with GAAP) for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved (in accordance with GAAP) for any tax assessment received by Borrower for the three (3) years preceding the New Loan Effective Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9Intellectual Property Claims.  Except for Permitted Liens, Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business.  Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) to Borrower’s knowledge, no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, to Borrower’s knowledge, owned by Borrower or any Subsidiary, in each case as of the New Loan Effective Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10Intellectual Property.  Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC or restrictions that are permitted hereunder, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license, milestone or similar payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in license agreements, joint ventures or strategic alliances (to the extent such joint ventures or strategic alliances are Permitted Investments) and equipment leases where Borrower is the licensee or lessee.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.11Borrower Products.  Except as described on Schedule 5.11, no material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property material to Borrower’s business (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products materially infringes the Intellectual Property or other rights of others.

5.12Financial Accounts.  Exhibit E, as may be updated by the Borrower in a written notice provided to Agent after the New Loan Effective Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13Employee Loans.  Other than loans that constitute Permitted Investments, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14Capitalization and Subsidiaries.  Borrower’s capitalization as of the New Loan Effective Date is set forth on Schedule 5.14 annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the New Loan Effective Date, is a true, correct and complete list of each Subsidiary.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.15Foreign Subsidiary Voting Rights. No decision or action in any governing document of any Foreign Subsidiary requires a vote of greater than 50.1% of the Equity Interests or voting rights of such Foreign Subsidiary.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2Certificates.  Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc.”, as Agent”) is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and promptly following any purchase of new or replacement insurance, Borrower shall deliver to Agent certificates of insurance showing Agent as a loss payee for property insurance and additional insured for liability insurance for any such future insurance that Borrower may acquire from an insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests.  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.  Within forty-five (45) days of the New Loan Effective Date, Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3Indemnity.  Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, that may be payable or determined to be payable with respect to any of the Collateral or this Agreement, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct.  In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement, in each case subject to the applicable statute of limitations. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1Financial Reports.  Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)as soon as practicable (and in any event within 30 days) after the end of each month only if Borrower’s Market Capitalization on the last day of the applicable period is below $500,000,000, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated, if applicable), including balance sheet and related statements of income, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c)as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified (other than as to going concern qualification solely with respect to Borrower having less than twelve (12) months of cash for each fiscal year, during the term of the Agreement) audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, a Compliance Certificate in the form of Exhibit F, provided, however, that a Compliance Certificate shall be delivered monthly within 30 days if Borrower’s Market Capitalization is below $500,000,000 on the last day of the applicable calendar quarter;

(e)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f)financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 75 days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent, provided that after the Advance Date of the initial draw of the New Loan Tranche C Advance, the projections and other financial information to be delivered pursuant to this clause (f) shall be delivered within 45 days after the end of Borrower’s fiscal year; and

(g)prompt, and in any event within two (2) Business Days, notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any material change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to legal@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: ChemoCentryx, Inc.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such materials on its website.

7.2Management Rights.  Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records at reasonable times and upon reasonable notice.  In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral.  Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement filed in the United States covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule unless replaced with other purchase money Indebtedness as permitted hereunder, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (d) any payments on any Subordinated Indebtedness pursuant to the terms of an applicable Subordination Agreement, (e) as otherwise permitted hereunder or approved in writing by Agent, and (f) Permitted Indebtedness with the proceeds of other Permitted Indebtedness.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of Borrower or, following a merger event or other change of the common stock of Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by Borrower for the purposes of this Section 7.4; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed with respect to any repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock if the Redemption Conditions are satisfied in respect of such redemption and at all times after such redemption.

7.5Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process that is reasonably likely to result in damages, expenses or liabilities in excess of $500,000 affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property (other than any Permitted Liens).  Borrower shall not agree with any Person other than Agent or Lender not to encumber its property other than in connection with any Permitted Indebtedness, Permitted Transfers, and/or Permitted Liens. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from or Liens whatsoever (except for Permitted Liens, provided, however, that there shall be no Liens whatsoever on Intellectual Property (other than any Permitted Liens)), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets that is reasonably likely to result in damages, expenses or liabilities in excess of $500,000.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.6Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.6 shall not prohibit the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt, provided that principal payments in cash (other than cash in lieu of fractional shares) shall be allowed with respect to any repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock only if the Redemption Conditions are satisfied in respect of such redemption and at all times after such redemption.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of Borrower’s common stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of shares of Borrower’s common stock and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that are so repurchased, exchanged or converted, Borrower may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.7Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $500,000 in the aggregate in any fiscal year or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $500,000 in the aggregate in any fiscal year.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt or (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of Borrower’s common stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of shares of Borrower’s common stock and/or such series of Permitted Convertible Debt plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that are so repurchased, exchanged or converted, Borrower may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.8Transfers.  Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.  Any transfer, assignment or license by Borrower of Intellectual Property would result in a legal transfer of title of such Intellectual Property shall only be made to a Qualified Subsidiary that has signed a Joinder Agreement or is otherwise bound as an obligor under this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.9Mergers or Acquisitions.  Other than Permitted Acquisitions, Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10Taxes.  Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all material personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America.  Neither Borrower nor any Qualified Subsidiary shall relocate any item of physical Collateral (other than (1) sales of Inventory in the ordinary course of business, (2) relocations of Equipment having an aggregate value of up to $500,000 in any fiscal year, (3) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) or (4) Collateral in transit or stored at a contract research organization, contract manufacturing organization or similar entity, unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12Deposit Accounts.  Other than Excluded Accounts, neither Borrower nor any Qualified Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.

7.13Borrower shall notify Agent of each Subsidiary formed subsequent to the New Loan Effective Date and, within 15 days of formation or acquisition, shall cause any such Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.14Notification of Event of Default.  Borrower shall notify Agent promptly, in any event within three (3) Business Days, of the occurrence of any Event of Default.

7.15Agent and Lender have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”).  Portions of the loan to Borrower have been made under the SBA license and the SBIC Act.  Addendum 1 to this Agreement outlines various responsibilities of Agent, Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

7.16Use of Proceeds.  Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes.  The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.17Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary of Borrower the effect of which is to require a vote of greater than 50.1% of the Equity Interests or voting rights of such entity for any decision or action of such entity.

7.18Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required and material governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Borrower has implemented and maintains in effect policies designed to reasonably ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.19Transactions with Affiliates.  Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary.

7.20Financial Covenants.

(a)Minimum Cash.

(i)Commencing July 1, 2021, Borrower shall, at all times, maintain Unrestricted Cash in an amount greater than or equal to $15,000,000 (“Minimum Cash”); provided, however, that if Borrower has achieved the Approval Milestone on or before [***], Borrower shall no longer be required to maintain Minimum Cash commencing on [***].

(ii)Notwithstanding anything to the contrary herein, in the event Borrower makes a redemption or other cash payment in respect of Permitted Convertible Debt subject to satisfaction of the Redemption Conditions, Borrower shall maintain Unrestricted Cash at all times in the amount required by the defined term “Redemption Conditions”.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)Minimum Revenue.  If a New Loan Tranche C Advance has been advanced to Borrower, Borrower shall not permit Net Product Revenue, tested as of the last day of each fiscal quarter on a trailing two fiscal quarter basis, for each fiscal quarter ending on and after June 30, 2022 (each, a “Test Period”), to be lower than 65% of the forecasted Net Product Revenue for such Test Period included in the projections approved by Borrower’s Board and delivered to Agent in accordance with Section 7.1(f) hereof (“Minimum Revenue”) (and in any event, the Board-approved forecast for Fiscal Year 2022 shall be delivered to Agent prior to the Advance Date of the New Loan Tranche C Advance), it being understood that for purposes of this Section 7.20(b) only, any Test Period forecast will need to be acceptable to Agent in its reasonable discretion if the Net Product Revenue forecasts delivered to Agent as required under this Section 7.20(b) are less than the following levels for the applicable fiscal year:

Fiscal Year	Test Period Net Product Revenue
2022	$[***]
2023	$[***]
2024	$[***]

provided, however, that this Section 7.20(b) shall not apply with respect to any Test Period if the Borrower’s Market Capitalization for each of the five (5) trading days immediately prior to the last day of such Test Period is greater than $[***].

7.21Post-Closing Items.  On or before the corresponding dates set forth on Schedule 7.21, Borrower shall use its commercially reasonable efforts to deliver or cause to be delivered or completed the items listed on Schedule 7.21.

SECTION 8.  [Reserved]

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1Payments.  Borrower fails to pay any principal or interest on any Loan on its due date or (b) pay any other Secured Obligations within three (3) Business Days after the applicable due date; provided, however, in each case, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18 and 7.20), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than fifteen (15) Business Days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.17, 7.18 and 7.20, the occurrence of such default; or

9.3Material Adverse Effect.  A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that Borrower’s failure to achieve any single clinical or regulatory milestone shall not in and of itself constitute a “Material Adverse Effect”; or

9.4Representations.  Any representation or warranty made by Borrower in any Loan Document, when taken as a whole, shall have been false or misleading in any material respect when made or when deemed made; or

9.5Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.6Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (in each case not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $1,000,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7Other Obligations.  The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $1,000,000, or any early payment is required or unwinding or termination occurs with respect to any Permitted Bond Hedge Transaction and Permitted Warrant Transaction, or any condition giving rise to the foregoing is met, in each case, with respect to which Borrower or its Affiliates is the “defaulting party” under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

SECTION 10.  REMEDIES

10.1General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and a New Loan Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest and interest at the applicable default rate), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 11.  MISCELLANEOUS

11.1Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Himani Bhalla
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
email: legal@herculestech.com
Telephone:  650-289-3060

(b)If to Lender:

HERCULES TECHNOLOGY III, L.P.
Legal Department
Attention:  Chief Legal Officer and Himani Bhalla
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
email: legal@herculestech.com
Telephone:  650-289-3060

and

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Himani Bhalla
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
email: legal@herculestech.com
Telephone:  650-289-3060

(c)If to Borrower:

CHEMOCENTRYX, INC.

Attention:  Susan Kanaya, Executive Vice President, Chief Financial and Administrative Officer and Secretary
850 Maude Avenue
Mountain View, CA 94043
email:  SKanaya@chemocentryx.com
Telephone:  650-210-2900

or to such other address as each party may designate for itself by like notice.

11.3Entire Agreement; Amendments.

(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated November 1, 2017 and accepted by Borrower on November 2, 2017, and the Non-Disclosure Agreement).

(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent, Lender and Borrower, as applicable, shall survive the execution and delivery of this Agreement, and Sections 6, 10, and 11 of this Agreement shall survive the expiration or other termination of this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.7Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower or a distressed debt or vulture fund (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

11.8Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California.  Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents following the exhaustion of all rights with respect to appeals relating thereto.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10Mutual Waiver of Jury Trial / Judicial Reference.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11Professional Fees.  Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.12Confidentiality.  Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting  Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information pursuant to similar terms; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after Default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.  Agent’s and Lender’s obligations under this Section 11.12 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.13 Assignment of Rights.  Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.14Termination; Revival of Secured Obligations.  Other than as provided in Section 11.6, this Agreement and the Loan Documents shall terminate on the payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations or other obligations that specifically survive termination). Notwithstanding the preceding sentence, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Borrower.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.17Agency.

(a)Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)Lender  agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment and New Loan Commitment percentages (based upon the total outstanding Term Loan Commitments and New Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; the agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)Agent in Its Individual Capacity.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)Exculpatory Provisions.  The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(ii)

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.18Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the " Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

11.19Multiple Borrowers.

(a)Borrower’s Agent.  Each of the Borrowers hereby irrevocably appoints ChemoCentryx, Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender.  The Agent may rely, and shall be fully protected in relying, on any request for the Loan, disbursement instruction, report, information or any other notice or communication made or given by ChemoCentryx, Inc., whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)Waivers.  Each Borrower hereby waives:  (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations.  If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)Consents.  Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion:  (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable.  Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations.  Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations.  Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)Independent Liability.  Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)Subordination.  All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

11.20Amendment and Restatement.  This Agreement amends and restates in its entirety the Original Agreement effective as of the date hereof. Anything contained herein to the contrary notwithstanding, this Agreement is not intended to effect a novation of the "Secured Obligations" (as defined in the Original Agreement). Instead, it is the express intention of the parties hereto to reaffirm the indebtedness, obligations and liabilities created under the Original Agreement which is secured by the Collateral pursuant to the terms of the applicable Loan Documents.  Borrower ratifies, affirms and confirms that the liens and security interests granted pursuant to the applicable Loan Documents secure the applicable indebtedness, liabilities and obligations of Borrower to Agent and the Lenders under the Original Agreement, as amended and restated by this Agreement, the Loan Documents shall continue in full force and effect in accordance with their terms unless otherwise amended by the parties thereto, and that the term "Secured Obligations" as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of Borrower to Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of Borrower under this Agreement, and under the Original Agreement, as amended and restated hereby, as the same further may be amended, modified, supplemented and/or restated from time to time and Borrower assumes all such Secured Obligations.  The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Each reference to the “Loan and Security Agreement” in any Loan Document shall mean and be a reference to this Agreement (as further amended, restated, supplemented or otherwise modified from time to time).  Cross-references in the Loan Documents to particular section numbers in the Original Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

(SIGNATURES TO FOLLOW)

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Amended and Restated Loan and Security Agreement as of the day and year first above written.

BORROWER:

CHEMOCENTRYX, INC.

Signature:	/s/ Thomas J. Schall, Ph.D.

Print Name:	Thomas J. Schall, Ph.D.

Title:	President and Chief Executive Officer

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Assistant General Counsel

LENDER:

HERCULES TECHNOLOGY III, L.P.,
a Delaware limited partnership

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Capital, Inc., its Manager

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Its:	Assistant General Counsel

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Assistant General Counsel

Table of Addenda, Exhibits and Schedules

Addendum 1:	SBA Provisions

Addendum 2:	Taxes; Increased Costs

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B:	Term Note

Exhibit B-1:	New Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1.1A	Term Commitments
Schedule 1.1B	New Loan Commitments
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

ADDENDUM 1 to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(a)Borrower’s Business.  For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103.  Borrower represents and warrants to Agent and Lender as of the SBA Funding Date and covenants to Agent and Lender for a period of one year after each SBA Funding Date or for such longer period as set forth below with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:

1.	Size Status. Borrower’s primary NAICS code is 325412 and has less than 750 employees in the aggregate;
2.

No Relender.  Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.

No Passive Business.  Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties).  Borrower’s employees are carrying on the majority of day to day operations.  Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

4.

No Real Estate Business.  Borrower is not classified under North American Industry Classification System (NAICS) codes 531110 (lessors of residential buildings and dwellings), 531120 (lessors of nonresidential buildings except miniwarehouses), 531190 (lessors of other real estate property), 237210 (land subdivision), or 236117 (new housing for-sale builders). Borrower is not classified under NAICS codes 236118 (residential remodelers), 236210 (industrial building construction), or 236220 (commercial and institutional building construction), if Borrower is primarily engaged in construction or renovation of properties on its own account rather than as a hired contractor. Borrower is not classified under NAICS codes 531210 (offices of real estate agents and brokers), 531311 (residential property managers), 531312 (nonresidential property managers), 531320 (offices of real estate appraisers), or 531390 (other activities related to real estate), unless it derives at least 80 percent of its revenue from non-Affiliate sources. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

5.

No Project Finance.  Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business's financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells).  The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

6.

No Farm Land Purchases.  Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.

No Foreign Investment.  The proceeds of the Loan will not be used substantially for a foreign operation.  Borrower will not have, on or within one year after each SBA Funding Date and each other Loan provided by a Lender that is an SBIC, more than 49 percent of its employees or tangible assets located outside the United States of America.

(b)Small Business Administration Documentation.  Agent and Lender acknowledge that Borrower completed, executed and delivered to Agent prior to each SBA Funding Date SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Agent regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”).  Borrower represents and warrants to Agent and Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of each SBA Funding Date is accurate and complete.

(c)Inspection.  The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents.  Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Agent, Lender or their representative, at Agent’s or Lender’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Agent or Lender or the SBA.

(d)Annual Assessment.  Upon request of Agent or Lender, promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Agent or Lender, Borrower will deliver to Agent a written assessment of the economic impact of Lender’s investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lender’s SBA Form 468.   Lender will assist Borrower with preparing such assessment.  In addition to any other rights granted hereunder, Borrower will grant Agent and Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds.  Borrower also will furnish or cause to be furnished to Agent and Lender such other information regarding the business, affairs and condition of Borrower as Agent or Lender may from time to time reasonably request, and such information shall be certified by the President, Chief Executive Officer or Chief Financial Officer of Borrower to the extent requested by Agent or Lender for compliance with the SBIC Act.

(e)Use of Proceeds.  Borrower will use the proceeds from the Loan only for purposes set forth in Section 7.16.  Borrower will deliver to Agent from time to time promptly following Agent’s request, a written report, certified as correct by Borrower's Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed.  Borrower will supply to Agent such additional information and documents as Agent reasonably requests with respect to its use of proceeds and will, to the extent required by Section7.2, permit Agent and Lender and the SBA to have access to any and all Borrower records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 7.16.

(f)Activities and Proceeds.  Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720.  The Borrower shall not, nor shall it cause or permit any of its subsidiaries to, without obtaining the prior written approval of Agent, change the Borrower’s or any such subsidiary’s business activities from those conducted on the date hereof to a business activity from which a small business investment company is prohibited from providing funds by the SBIC Act.  The Borrower agrees that any such change in its or any such subsidiary’s business activities without such prior written consent of Agent shall constitute a material breach of the obligations of the Borrower under this Addendum 1

(g)[Reserved].

(h)Compliance and Resolution.   Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Agent or Lender believes that there is a substantial risk of such assertion) that Agent, Lender and their affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lender by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Agent and Lender.  In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Agent or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Agent, Lender and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Agent, Lender, and any governmental regulatory agency, and (ii) upon request of Lender or Agent, Borrower will cooperate and assist with any assignment of the financing agreements among Hercules Technology III, L.P. and Hercules Capital, Inc.

ADDENDUM 2 to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

TAXES; INCREASED COSTS

1.	Defined Terms. For purposes of this Addendum 2:
a.	“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
b.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Term Commitment or New Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan, Term Commitment or New Loan Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.

c.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

d.	“Foreign Lender” means a Lender that is not a U.S. Person.
e.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

f.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

g.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

h.	“Recipient” means Agent or any Lender, as applicable.
i.	“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
j.	“Withholding Agent” means Borrower and Agent.
2.

Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.

Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

4.

Indemnification by Borrower.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  In addition, Borrower agrees to pay, and to save Agent and any Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or such Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

5.

Indemnification by Lenders.  Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), and any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to Lender from any other source against any amount due to Agent under this Section 5.

6.

Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a governmental authority pursuant to the provisions of this Addendum 1, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

7.	Status of Lenders.
a.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

b.	Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
i.

any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

A.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.	executed copies of IRS Form W-8ECI;
C.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

iii.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

iv.

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

c.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

8.

Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9.

Increased Costs.  If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10.

Survival.  Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]
Maturity Date: _____ ___, 20[ ]

FOR VALUE RECEIVED, ChemoCentryx, Inc., a Delaware corporation, for itself and each of its Qualified Subsidiaries (the “Borrower”) hereby promises to pay to Hercules Technology III, L.P., a Delaware limited partnership or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [  ] Million Dollars ($[  ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.2(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Term Note referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated January [6], 2020, by and among Borrower, Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a Default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.   Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND ON BEHALF OF ITS QUALIFIED SUBSIDIARIES:	CHEMOCENTRYX, INC.

By:
Title:

Exhibit B

EXHIBIT B-1

SECURED new loan PROMISSORY NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]
Maturity Date: _____ ___, 20[ ]

FOR VALUE RECEIVED, ChemoCentryx, Inc., a Delaware corporation, for itself and each of its Qualified Subsidiaries (the “Borrower”) hereby promises to pay to Hercules Technology III, L.P., a Delaware limited partnership or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured New Loan Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [  ] Million Dollars ($[  ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2A.1(d) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the New Loan Note referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated January 8, 2020, by and among Borrower, Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a Default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.   Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

THIS PROMISSORY NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, BORROWER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS PROMISSORY NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF SUCH PROMISSORY NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON SUCH PROMISSORY NOTE AND (3) THE YIELD TO MATURITY OF SUCH PROMISSORY NOTE.

Exhibit B-1

HOLDERS SHOULD CONTACT [INSERT NAME OR TITLE AND ADDRESS OR PHONE NUMBER OF COMPANY CONTACT].

BORROWER FOR ITSELF AND ON BEHALF OF ITS QUALIFIED SUBSIDIARIES:	CHEMOCENTRYX, INC.

By:
Title:

SCHEDULES TO

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of January 8, 2020

SCHEDULE 1

SUBSIDIARIES

1.	ChemoCentryx Limited.
2.	ChemoCentryx Ireland Limited

SCHEDULE 1B

EXISTING PERMITTED INVESTMENTS

1.	Investments in the Subsidiaries listed in Schedule 1.

Schedule 1B

SCHEDULE 1C

EXISTING PERMITTED LIENS

None.

Schedule 1C

SCHEDULE 1.1A

TERM LOAN COMMITMENTS

LENDER	TRANCHE 1 TERM LOAN	TRANCHE 2 TERM LOAN	AGGREGATE TERM COMMITMENT
HERCULES TECHNOLOGY III, L.P.	$15,000,000	$5,000,000	$20,000,000
TOTAL COMMITMENTS	$15,000,000	$5,000,000	$20,000,000

SCHEDULE 1.1B

NEW LOAN COMMITMENTS

LENDER	NEW LOAN TRANCHE A	NEW LOAN TRANCHE B	NEW LOAN TRANCHE C	NEW LOAN TRANCHE D	AGGREGATE NEW LOAN COMMITMENT
HERCULES CAPITAL, INC.	$20,000,000	$20,000,000	$30,000,000	$30,000,000	$100,000,000
TOTAL COMMITMENTS	$20,000,000	$20,000,000	$30,000,000	$30,000,000	$100,000,000

Schedule 1.1A

SCHEDULE 5.3

CONSENTS, ETC.

None.

Schedule 5.3

SCHEDULE 5.8

TAX MATTERS

None.

Schedule 5.8

SCHEDULE 5.9

INTELLECTUAL PROPERTY CLAIMS

None.

Schedule 5.9

SCHEDULE 5.10

INTELLECTUAL PROPERTY

1.

The Company has granted to Vifor Fresenius Medical Care Renal Pharma Ltd. (as previously assigned from Vifor (International) Ltd.) certain exclusive rights and licenses to commercialize Avacopan and CCX140 outside the United States, pursuant to:

•	The Collaboration and License Agreement, dated as of May 9, 2016, by and between the Company and Vifor (International) Ltd., as amended

•	The Collaboration and License Agreement, dated as of December 22, 2016, by and between the Company and Vifor (International) Ltd., as amended

2.	InflaRx GmbH holds certain patents regarding methods of use to treat hidradenitis suppurativa, or HS, with agents that inhibit C5a activities.

Schedule 5.10

SCHEDULE 5.11

BORROWER PRODUCTS

None.